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                                                                      EXHIBIT 12


         SCHEDULE RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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                                                                    THREE MONTHS ENDED
                                                                       DECEMBER 31,
                                                              -------------------------------
                                                                   1999            1998
                                                              --------------- ---------------
Income (loss) before provision (benefit) for income taxes.... $    5,881      $     (3,159)
Interest expense.............................................      5,361             5,191
Interest portion of rental expense...........................        798             1,015
                                                              --------------- ---------------
Earnings..................................................... $   12,040      $      3,047
                                                              =============== ===============

Interest expense............................................. $    5,361      $      5,191
Interest portion of rental expense...........................        798             1,015
                                                              --------------- ---------------
Fixed charges................................................ $    6,159      $      6,206
                                                              =============== ===============

Ratio of earnings to fixed charges...........................        2.0x              0.5x

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